Exhibit 10.6

SPIN AI INC. — SaaS SUBSCRIPTION AGREEMENT

30 N Gould St, Suite R, Sheridan, WY 82801  |  admin@spininc.io  |  spininc.io

Early Adopter Package

Provider: Spin AI Inc., a Wyoming corporation

Subscriber: University2Ventures GmbH, Berlin, Germany

1. Services

Provider grants Subscriber access to the SPIN AI Academic Intelligence Platform at the Operator tier: unlimited signal alerts, daily intelligence briefs, full dashboard with network maps, unlimited watchlists, custom alert thresholds, researcher deep-dives, priority support (4-hour SLA), Spin Potential Index™ scoring, and up to 3 named user seats.

2. Term & Commencement

The subscription term shall be 15 months commencing on November 1, 2026, contingent upon the commercial launch of the SPIN AI platform (the “Launch Date”). If the platform has not launched by November 1, 2026, the commencement date shall be deferred to the actual Launch Date, and both parties may terminate this Agreement by written notice if the platform has not launched by March 31, 2027. Unless either party provides written notice of non-renewal at least 30 days before the end of the term, the subscription shall automatically renew for successive 12-month periods at the then-current standard Operator rate.

3. Fees

Item	Details
Standard Operator rate	$1,499/mo
Early Adopter Package rate (40% discount)	$899/mo
Initial term	15 months
Total agreement value	$13,485
Your savings vs. standard	$9,000

Payment: monthly invoicing (net 30) or annual prepayment (additional 5% discount). Early termination triggers a clawback equal to the discount received on months served. No fees accrue prior to commencement.

4. Confidentiality & Data

Each party holds the other’s non-public information confidential. Subscriber’s watchlists, alerts, and usage data are confidential and will not be sold, shared, or monetized. Provider may use aggregated anonymized data for product improvement only.

5. IP & License

All Platform IP remains Provider’s property. Subscriber receives a limited, non-exclusive, non-transferable license for internal business use during the term.

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6. Liability & SLA

Provider’s aggregate liability shall not exceed fees paid in the preceding 12 months. No liability for indirect, consequential, or lost-profit damages. Target uptime: 99.5%; service credit issued if monthly uptime falls below 95%.

7. General

Governed by Wyoming law. Entire agreement; amendments require written consent of both parties. Neither party may assign without consent except in connection with M&A. Termination for material uncured breach (30-day cure period). Platform outputs are informational and do not constitute investment advice.

SPIN AI INC. By: /s/ Katizie Bakht Murad Name: Katizie Bakht Murad Title: President Date: June 4, 2026	UNIVERSITY2VENTURES GMBH By: /s/ Dr. Philipp Semmer Name: Dr. Philipp Semmer Title: Founding Partner Date: June 4, 2026

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